Wells Fargo Bank, National Association 301 South College Street Charlotte, North Carolina 28202	Barclays 745 Seventh Avenue New York, New York 10019
Wells Fargo Securities, LLC 550 South Tryon Street Charlotte, North Carolina 28202

CONFIDENTIAL

October 6, 2016
ICU Medical, Inc.
951 Calle Amanecer
San Clemente, CA 92673
Attention: Scott Lamb, Chief Financial Officer

Re:    Project Summit Commitment Letter
$400 Million Senior Secured Credit Facilities
Ladies and Gentlemen:
You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), Barclays Bank PLC (acting through such of its affiliates or branches as it deems appropriate “Barclays” and, together with Wells Fargo Bank and Wells Fargo Securities, the “Commitment Parties” or “we” or “us”) that ICU Medical, Inc. (the “Borrower” or “you”) seeks financing to (a) fund the purchase price for the proposed acquisition (the “Acquisition”) of the Hospira global infusion therapy business division (the “Acquired Company”) from Pfizer Inc. (the “Seller”) pursuant to a Stock and Asset Purchase Agreement between the Borrower and the Seller (the “Acquisition Agreement”), (b) pay fees, commissions and expenses in connection with the Transactions (as defined below) and (c) finance ongoing working capital requirements and other general corporate purposes, all as more fully described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”). This Commitment Letter (as defined below) describes the general terms and conditions for senior secured credit facilities of up to $400 million to be provided to the Borrower consisting of (a) a term loan facility of $300 million (the “Term Loan A Facility”), and (b) a revolving credit facility of $100 million (the “Revolving Credit Facility” and, collectively with the Term Loan A Facility, the “Senior Credit Facilities”).

As used herein, the term “Transactions” means, collectively, the Acquisition, the initial borrowing and other extensions of credit under the Senior Credit Facilities on the Closing Date and the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Term Sheet and the Conditions Annex attached hereto as Annex B (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”. The date on which the Senior Credit Facilities are closed is referred to as the “Closing Date”. Except as the context otherwise requires, references to the “Borrower and its subsidiaries” will include the Acquired Company and its subsidiaries after giving effect to the Acquisition.
1.Commitment. Upon the terms set forth in this Commitment Letter and in the fee letter dated the date hereof from the Commitment Parties to you (the “Fee Letter”) and subject solely to the conditions set forth under the heading “Conditions to Commitment” below and the Conditions Annex, Wells Fargo Bank is pleased to advise you of its several and not joint commitment to provide to the Borrower 50% of the principal amount of each of the Senior Credit Facilities and Barclays is pleased to advise you of its several and not joint commitment to provide to the Borrower 50% of the principal amount of each of the Senior Credit Facilities (the “Commitment”).

2.Titles and Roles. Wells Fargo Securities and Barclays each acting alone or through or with affiliates selected by it, will act as the joint bookrunners and joint lead arrangers (in such capacities, the “Lead Arrangers”) in arranging and syndicating the Senior Credit Facilities. Wells Fargo Bank (or an affiliate selected by it) will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities. No additional agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) unless you and we shall agree in writing; provided that the Lead Arrangers shall have the right, in consultation with you and subject to your consent (not to be unreasonably withheld), to award titles to other co-agents, arrangers or bookrunners who are Lenders (as defined below) that provide (or whose affiliates provide) commitments in respect of the Senior Credit Facilities (it being further agreed that (y) each of the parties hereto shall execute a revised version of this Commitment Letter or an amendment or joinder hereto to reflect the commitment or commitments of any such institution (or its affiliate) and (z) Wells Fargo Securities will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facilities and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Senior Credit Facilities, and Barclays will have placement to the immediate “right” of Wells Fargo Securities.

3.Conditions to Commitment. The Commitment and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Term Sheet under the heading “Conditions to All Extensions of Credit” and in the Conditions Annex.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Financing Documentation (as defined in the Term Sheet) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to the Acquired Company, the Borrower and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Senior Credit Facilities on the Closing Date shall be (i) such of the representations made by the Acquired Company and/or the Seller or its subsidiaries or affiliates with respect to the Acquired Company, its subsidiaries or its business, in each case, in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you or your affiliates have the right to terminate your or their obligations under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach of any such representations and warranties or any such representations and warranties not being accurate (in each case, determined without regard to any notice requirement) (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the conditions set forth in or referred to in this Commitment Letter are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheet) (other than security interests that may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code, (y) the delivery of certificates evidencing the equity securities of (A) the Borrower and its subsidiaries and (B) to the extent delivered to you by the Acquired Company prior to the Closing Date (after your use of commercially reasonable efforts to obtain such certificates), the Acquired Company and its wholly-owned domestic restricted subsidiaries and (z) the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of such security interests shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date, but instead shall be required to be perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the

Administrative Agent and the Borrower acting reasonably (but not to exceed 45 days after the Closing Date, unless extended by the Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to corporate existence of the Credit Parties and good standing of the Credit Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Credit Parties entering into and performance of the Financing Documentation; no conflicts with or consents under the Credit Parties’ organizational documents; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; use of proceeds not violating FCPA, OFAC and other anti-terrorism laws; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; and creation, validity and, subject to the parenthetical in the immediately preceding sentence, perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

4.Syndication.

(a)     The Lead Arrangers intend and reserve the right, both prior to and after the Closing Date, to secure commitments for the Senior Credit Facilities from a syndicate of banks, financial institutions and other entities, in each case, other than Disqualified Institutions (as defined below), identified by the Lead Arrangers in consultation with you and reasonably acceptable to you (with such consent not to be unreasonably withheld or delayed) (such banks, financial institutions and other entities committing to the Senior Credit Facilities, including Wells Fargo Bank and Barclays, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter. Until the earlier of (i) the date that a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) the date that is 60 days following the Closing Date (the “Syndication Date”), you agree to, and subject to your rights under the Acquisition Agreement will use commercially reasonable efforts to cause appropriate members of management of the Acquired Company to, assist us actively in achieving a syndication of the Senior Credit Facilities that is satisfactory to us and you. To assist us in our syndication efforts, you agree that you will, and will cause your representatives and advisors to, and subject to your rights under the Acquisition Agreement will use commercially reasonable efforts to cause appropriate members of management of the Acquired Company and Seller and their representatives and advisors to, (i) provide promptly to the Commitment Parties and the other Lenders upon reasonable request all customary information reasonably deemed necessary by the Lead Arrangers to assist the Lead Arrangers and each Lender in their evaluation of the Transactions and to complete the syndication, (ii) make your senior management and (to the extent reasonable and practical and subject to your rights under the Acquisition Agreement) appropriate members of management of the Acquired Company available to prospective Lenders on reasonable prior notice and at reasonable times during regular business hours and places, (iii) host, with the Lead Arrangers, one or more meetings and/or calls with prospective Lenders at mutually agreed times during regular business hours and locations, (iv) assist, and cause your affiliates and advisors to assist, the Lead Arrangers in the preparation of one or more confidential information memoranda and other marketing materials in form and substance reasonably satisfactory to the Lead Arrangers (which memoranda and materials will be finalized no later than 30 days following the date hereof) to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from the existing lending relationships of the Borrower and the Acquired Company, (vi) use commercially reasonable efforts to obtain, at the Borrower’s expense, (A) a current public corporate credit rating from Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”), (B) a current public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) and (C) a current public rating with respect to each of the Senior Credit Facilities from each of S&P and Moody’s, in each case, prior to the launch of general syndication, (vii) between the date hereof and the Closing Date, agree to manage the business in the ordinary course, consistent with past practice, and not permit any restricted payments including, but not limited to, dividends, share repurchases and acquisitions (other than acquisitions not to exceed an aggregate amount of up to $10 million) and (viii) your ensuring (and, subject to your rights under the Acquisition Agreement, using your commercially reasonable efforts to cause the Acquired Company to ensure) that prior to the later of the Closing Date and Syndication Date there will be no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries or the Acquired Company and its subsidiaries, being offered, placed or arranged (other than the Senior Credit Facilities) without the written consent of the Lead Arrangers, unless such issuance, offering, placement, arrangement or syndication could not reasonably be expected, in the reasonable discretion of the Lead Arrangers, to materially impair the syndication of the Senior Credit

Facilities (it being understood that (A) indebtedness incurred in the ordinary course of business of the Borrower and its subsidiaries and of the Acquired Company and its subsidiaries for capital expenditures, working capital, capital leases, purchase money debt and equipment financings, (B) indebtedness of the Acquired Company and its subsidiaries permitted under the Acquisition Agreement as in effect on the date hereof, and (C) other indebtedness to be agreed among the Borrower and the Lead Arrangers will not be subject to this clause (vii)). For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any agreement containing an obligation of confidentiality binding on you, the Acquired Company or your or its respective affiliates; provided that (i) in the event that you do not provide information in reliance on this sentence, you shall (x) provide notice to the Lead Arrangers that such information is being withheld pursuant to such law, rule or regulation or agreement and (y) use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information and (ii) none of the foregoing shall be construed to limit any of the conditions set forth in this Commitment Letter.

(b)    The Lead Arrangers and/or one or more of their affiliates will exclusively manage all aspects of the syndication of the Senior Credit Facilities (in consultation with you), including decisions as to the selection and number of potential Lenders to be approached (with your consent not to be unreasonably withheld and excluding Disqualified Institutions), when they will be approached, whose commitments will be accepted (with your consent not to be unreasonably withheld and excluding Disqualified Institutions), any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arrangers will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities. Notwithstanding the Lead Arrangers’ right to syndicate the Senior Credit Facilities and receive commitments with respect thereto, unless otherwise agreed to by you, (i) the Commitment Parties shall not be relieved or released from their obligations hereunder (including their obligation to fund the Senior Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation in the Senior Credit Facilities, including their respective Commitment, until the initial funding under the Senior Credit Facilities has occurred on the Closing Date, (ii) no assignment by either Commitment Party shall become effective with respect to all or any portion of the Commitment until the initial funding of the Senior Credit Facilities, (iii) unless you and we agree in writing, the Commitment Parties will retain exclusive control over all rights and obligations with respect to their respective Commitment in respect of the Senior Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and (iv) the Lead Arrangers will not syndicate to (a) any person identified by name in writing to the Lead Arrangers on or prior to the date hereof, (b) any clearly identifiable affiliate (by virtue of their name) of any person referred to in clause (a) above (other than bona fide diversified debt funds) and (c) competitors (and such competitors’ sponsors and affiliates identified in writing or clearly identifiable solely on the basis of their names) (other than bona fide diversified debt funds) of the Borrower, separately identified in writing by you to us after the date hereof and prior to the syndication of the Senior Credit Facilities (collectively, the “Disqualified Institutions”). After the Closing Date, the list of Disqualified Institutions may be updated from time to time to include competitors (and such competitors’ sponsors and affiliates identified in writing or clearly identifiable solely on the basis of their names) (other than bona fide diversified debt funds) of the Borrower separately identified in writing to the Administrative Agent. No such identification after the date hereof shall apply retroactively to disqualify any person that has previously acquired an assignment or participation of an interest in any of the Senior Credit Facilities with respect to such amounts previously acquired. Without limiting your obligations to assist with the syndication efforts as set forth herein and notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (A) it is understood that the Commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Senior Credit Facilities and in no event shall the successful completion of the syndication of the Senior Credit Facilities constitute a condition to the availability of the Senior Credit Facilities on the Closing Date and (B) the obtaining of the ratings referenced in the immediately preceding paragraph, or the compliance with any of the other provisions set forth in clauses (i) through (vii) of the immediately preceding paragraph shall not constitute a condition to the commitments hereunder or the funding of the Senior Credit Facilities on the Closing Date or any time thereafter.

5.Information.

(a)You represent, warrant and covenant that (but the accuracy of which representation and warranty shall not be a condition to the commitments hereunder or the funding of the Senior Credit Facilities on the Closing Date) (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or general industry nature) concerning the Borrower, the Acquired Company and their subsidiaries and the Transactions that has been or will be made available to the Commitment Parties or the Lenders by you, the Acquired Company, Seller or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto, in each case) and (ii) all financial projections concerning the Borrower, the Acquired Company and their subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties or the Lenders by you, the Acquired Company, Seller or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you or the Acquired Company or the Seller to be reasonable at the time made available to the Commitment Parties or the Lenders, it being understood that such Projections are not to be viewed as facts and that actual results may vary materially from the Projections. You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will immediately notify us and promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances. Solely as they relate to matters with respect to the Acquired Company and its subsidiaries prior to the Closing Date, the foregoing representations, warranties and covenants are made to the best of your knowledge. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, the Acquired Company, or any of your or their subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.

(b)You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information or information that would be MNPI if the Acquired Company were a U.S. public reporting company) (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Company, Seller or their subsidiaries or affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”). At the request of the Lead Arrangers, (A) you will assist, and cause your affiliates, advisors, and to the extent possible using commercially reasonable efforts subject to your rights under the Acquisition Agreement, appropriate representatives of the Acquired Company and Seller to assist, the Lead Arrangers in the preparation of Informational Materials to be used in connection with the syndication of the Senior Credit Facilities to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”, and (C) you will assist the Lead Arrangers in identifying and conspicuously marking any Informational Materials that include any MNPI as “PRIVATE AND CONFIDENTIAL”. Notwithstanding the foregoing, you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders; provided, that you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission disclosure requirements: (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the Senior Credit Facilities, (y) financial information regarding the Borrower, the Acquired Company and their respective subsidiaries (other than the Projections) and (z) other materials intended for prospective Lenders after the initial distribution of the Informational Materials, including drafts and final versions of the Term Sheet and the Financing Documentation. If you advise us in writing (including by email) that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom. Such customary authorization letter shall exculpate you, the Acquired Business and your and their respective subsidiaries with respect to any liability related to the misuse, and us and our affiliates with respect to any liability related to the use or misuse, of the contents of the Informational Materials.

6.Indemnification. You agree to indemnify and hold harmless the Commitment Parties and each of their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including legal expenses, subject to the limitations expressed below), joint or several, to which such Indemnified Party may become subject or that may be incurred or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter and the Financing Documentation and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Senior Credit Facilities, and will reimburse each Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges) (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated and taken as a whole) not later than 10 business day after written demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (i) such Indemnified Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (ii) a material breach in bad faith of the funding obligations of such Indemnified Party under this Commitment Letter as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) any dispute solely among Indemnified Parties, other than any claims against any Commitment Party in its respective capacity or in fulfilling its role as an administrative agent or arranger or any similar role hereunder or under the Senior Credit Facilities, and other than any claims arising out of any act or omission on the part of you or your subsidiaries or affiliates. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence, willful misconduct or material breach in bad faith of its obligations under this Commitment Letter. Neither any Indemnified Party nor you or the Acquired Company (or any of your or their respective subsidiaries or affiliates) will be liable for any indirect, consequential, special or punitive damages (in the case of you, other than in respect of any such damages required to be indemnified under this paragraph) in connection with this Commitment Letter, the Fee Letter, the Financing Documentation or any other element of the Transactions. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or material breach in bad faith of such Indemnified Party. You shall not be liable for any settlement, compromise or consent to the entry of any judgment in any proceeding effected without your prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final judgment in any such proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with, and to the extent required by, this paragraph. You shall not, without the prior written consent of each Indemnified Party affected thereby (which consent shall not be unreasonably withheld or delayed), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.

7.Expenses. You agree to reimburse each of the Commitment Parties, from time to time on written demand, for all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties, including, without limitation, reasonable legal fees and expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Commitment Parties and, if reasonably necessary, a single local counsel in each relevant jurisdiction and with respect to each relevant specialty), due diligence expenses and all printing, reproduction, document delivery, travel, CUSIP, SyndTrak and communication costs, incurred in connection with the syndication and execution of the Senior Credit Facilities and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter, the Financing Documentation and any security arrangements in connection therewith regardless of whether the Closing Date occurs.

8.Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter on the terms and subject to the conditions set forth therein.

9.Confidentiality.

(a)This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) as otherwise required by law (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof), (iii) of the Commitment Documents on a confidential basis to the board of directors, officers and advisors of the Seller and the Acquired Company in connection with their consideration of the Acquisition (provided that any information relating to pricing (including in any “market flex” provisions that relate to pricing), fees and expenses has been redacted in a manner reasonably acceptable to us), (iv) this Commitment Letter, but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (v) the Term Sheet to any ratings agency in connection with the Transactions. In connection with any disclosure by you to any third party as set forth above (except as set forth in clause (ii) above), you shall notify such third party of the confidential nature of the Commitment Documents and agree to be responsible for any failure by any third party to whom you disclosed the Commitment Documents or any portion thereof to maintain the confidentiality of the Commitment Documents or any portion thereof. The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facilities (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Prior to the Closing Date, the Commitment Parties shall have the right to review and approve any public announcement or public filing made by you, the Acquired Company or their representatives relating to the Senior Credit Facilities or to any of the Commitment Parties in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed). Your obligations under this paragraph with regard to this Commitment Letter (but not the Fee Letter) shall terminate on the earlier of (x) the second anniversary of the date hereof and (y) one year following the termination of this Commitment Letter in accordance with its terms.

(b)Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants (it being understood that (x) the persons to whom such disclosure is made will be informed of the confidential nature of such information and advised of their obligation to keep such information confidential and (y) no disclosures will be made to any Disqualified Institution), (ii) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, such Commitment Party shall, to the extent permitted by law, inform you promptly in advance thereof), (iii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicably and lawfully permitted to do so), (iv) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to any of its respective affiliates solely in connection with the Transactions, (vi) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party or its affiliates in breach of this Commitment Letter, (vii) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, the Company or the Borrower, (viii) to the extent that such information is independently developed by such Commitment Party, (ix) to ratings agencies in connection with the Transactions and (x) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The provisions of this paragraph with respect to the Commitment Parties shall automatically terminate on the earlier of (i) the second anniversary of the date hereof and (y) one year following the termination of this Commitment Letter in accordance with its terms and shall otherwise automatically terminate and be superseded by the confidentiality provisions in the Financing Documentation upon the execution and delivery thereof.

(c)The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional Credit Parties, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

10.Other Services.

(a)Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Seller, the Acquired Company or any of your or their affiliates, or any other party that may have interests different than or adverse to such parties.

(b)You acknowledge that each Lead Arranger and its affiliates (the term “Lead Arranger” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Seller, the Acquired Company or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Seller, the Acquired Company or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c)You acknowledge that each of Wells Fargo Bank (or one of its affiliates) and Barclays (or one of its affiliates) has been retained by you as buy-side financial advisor (each, in such capacity, the “Financial Advisor”) in connection with the Acquisition. Each of the parties hereto agrees to any such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and our and our affiliates’ relationship with you as described and referred to herein, on the other.

(d)In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Senior Credit Facilities and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you, the Acquired Company or any of your or their respective management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates or the Acquired Company or its affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

11.Acceptance/Expiration of Commitments.

(a)This Commitment Letter and the Commitment of the Commitment Parties and the undertakings of the Lead Arrangers set forth herein shall automatically terminate at 5:00 p.m. (Eastern Time) on October 6, 2016 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Lead Arrangers by such time.

(b)In the event this Commitment Letter is accepted by you as provided above, the Commitment and agreements of the Commitment Parties and the undertakings of the Lead Arrangers set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (with or without the use of the Senior Credit Facilities), (ii) termination of the Acquisition Agreement, and (iii) the “Outside Date” (as defined in the Acquisition Agreement on the date hereof), as extended pursuant to Section 9.1(b) of the Acquisition Agreement on the date hereof.

12.Survival. The sections of this Commitment Letter and the Fee Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitment of the Commitment Parties or the undertakings of the Lead Arrangers set forth herein (regardless of whether definitive Financing Documentation is executed and delivered), and the sections relating to Syndication and Information shall survive until the Syndication Date; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Syndication, Information, Confidentiality, Other Services, Survival and Governing Law) shall be superseded by the provisions of the Financing Documentation upon the initial funding thereunder.

13.Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

14.Miscellaneous. This Commitment Letter and the Fee Letter embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of the Commitment Parties, and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arrangers, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.
Sincerely,
WELLS FARGO BANK, NATIONAL ASSOCIATION
By:    /s/Matthew Olson
Name:    Matthew Olson
Title:    Director
WELLS FARGO SECURITIES, LLC
By:    /s/Rob McLean
Name:    Rob McLean
Title:    Vice President
BARCLAYS BANK PLC
By:    /s/John Skrobe
Name:    John Skrobe
Title:    Managing Director

Commitment Letter
Project Summit

Agreed to and accepted as of the date first
above written:

ICU MEDICAL, INC.

By:     /s/Scott E. Lamb
Name:    Scott E. Lamb
Title:    Chief Financial Officer and Treasurer

Commitment Letter
Project Summit

ANNEX A
$400 MILLION
SENIOR SECURED CREDIT FACILITIES
SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the
Commitment Letter to which this Summary of Proposed Terms and Conditions is attached

Borrower:
ICU Medical, Inc. a Delaware corporation (the “Borrower”).

Joint Lead Arrangers and Joint
Bookrunners:
Wells Fargo Securities, LLC (“Wells Fargo Securities”) and Barclays Bank PLC (“Barclays”) will act as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”).

Lenders:
Wells Fargo Bank, National Association (“Wells Fargo Bank”), Barclays and a syndicate of financial institutions and other entities excluding any Disqualified Institutions (each a “Lender” and, collectively, the “Lenders”).

Administrative Agent:
Wells Fargo Bank (in such capacity, the “Administrative Agent”).

Issuing Banks and Swingline
Lenders:
Wells Fargo Bank and Barclays (each an “Issuing Bank” or a “Swingline Lender”, as the case may be).

Syndication Agent:
Barclays

Senior Credit Facilities:
Senior secured credit facilities (the “Senior Credit Facilities”) in an aggregate principal amount of $400 million, such Senior Credit Facilities to consist of:

(a) Revolving Credit Facility. A revolving credit facility in an aggregate principal amount of $100 million (the “Revolving Credit Facility”) (with subfacilities for (i) standby letters of credit (each, a “Letter of Credit”) and (ii) swingline loans (each, a “Swingline Loan”), each in a maximum amount to be mutually determined and on customary terms and conditions). Letters of Credit will be issued by the Issuing Banks and Swingline Loans will be made available by the Swingline Lenders and each Lender with a commitment under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan.

b) Term Loan A Facility. A term loan facility in an aggregate principal amount of $300 million (the “Term Loan A Facility” or the “Term Loan Facility”).

Use of Proceeds:
The proceeds of the Term Loan A Facility will be used to finance (a) the consummation of the Acquisition and (b) the payment of fees and expenses incurred in connection with the Acquisition and the Senior Credit Facilities (collectively, the “Transactions”).

The Revolving Credit Facility will be available after the Closing
Date for ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Closing Date:
The date on which the Senior Credit Facilities are closed (the “Closing Date”).

Availability:
The Revolving Credit Facility will be undrawn on the Closing Date and available on a revolving basis after the Closing Date until the Revolving Credit Maturity Date (as defined below.

The Term Loan A Facility will be available only in a single draw of the full amount of the Term Loan A Facility on the Closing Date.

Incremental Term Loans/
Revolving Facility Increase:
After the Closing Date, the Borrower will be permitted to incur (a) additional term loans under a new term facility that will be included in the Senior Credit Facilities (each, an “Incremental Term Loan”) and/or (b) increases in the Revolving Credit Facility (each, a “Revolving Facility Increase”), in an aggregate principal amount for all such Incremental Term Loans and Revolving Facility Increases not to exceed an aggregate amount of up to $75 million (the “Incremental Basket Amount”); provided that (i) no default or event of default exists immediately prior to or after giving effect thereto (provided that, solely with respect to any Incremental Term Loans or Revolving Facility Increase incurred in connection with a permitted acquisition or other permitted investment, (A) no default or event of default shall exist at the time the definitive documentation for such permitted acquisition or other permitted investment is executed) and (B) no payment or bankruptcy default or event of default shall exist at the time of funding such permitted acquisition or other permitted investment, (ii) no Lender will be required or otherwise obligated to provide any portion of such Incremental Term Loan or Revolving Facility Increase, (iii) the Borrower is in compliance on a pro forma basis after giving effect to the incurrence of any such Incremental Term Loan or any such Revolving Facility Increase (and assuming that the commitments under such Incremental Term Loan and the Revolving Credit Facility and such Revolving Facility Increase are fully drawn) and any permitted acquisition, refinancing of debt or other event giving rise to a pro forma adjustment, with the financial covenants and with a

Total Leverage Ratio of 2.00 to 1.00, (iv) the maturity date of any such Incremental Term Loan shall be no earlier than the then latest Term Loan A Maturity Date (as defined below) and the weighted average life of such incremental Term Loan shall be no shorter than the then remaining weighted average life of the then latest maturing loans under the Term Loan A Facility, (v) the interest rate margins and (subject to clause (iv)) amortization schedule applicable to any Incremental Term Loan shall be determined by the Borrower and the lenders thereunder, (vi) the other terms and documentation in respect of any Incremental Term Loans, to the extent not consistent with the Term Loan A Facility, will be reasonably satisfactory to the Administrative Agent and the Borrower and (vii) each such Revolving Facility Increase shall have the same terms, other than interest rate, unused fees and upfront fees, as the Revolving Credit Facility; provided that in the event that the interest rate margins or unused fees for any Revolving Facility Increase (as determined by the Administrative Agent) are higher than the interest rate margins or unused fees for the Revolving Credit Facility (as determined by the Administrative Agent), then the interest rate margins or unused fees for the Revolving Credit Facility shall be increased to the extent necessary so that such interest rate margins or unused fees, as applicable, are equal to the interest rate margins or unused fees, as applicable, for such Revolving Facility Increase; provided, further, that in determining the interest rate margins applicable to the Revolving Facility Increase and the Revolving Credit Facility, all customary arrangement or commitment fees payable to the Lead Arrangers (or their respective affiliate) in connection with the Revolving Credit Facility or to one or more arrangers (or their affiliates) of any Revolving Facility Increase shall be excluded.

Incremental Term Loans and Revolving Facility Increases will have the same Guarantees from the Guarantors and, if applicable, will be secured on a pari passu basis by the same Collateral as the other Senior Credit Facilities.

The proceeds of any Incremental Term Loans and Revolving Facility Increases may be used for general corporate purposes of the Borrower and its subsidiaries.

In the case of the incurrence of any indebtedness or liens or the making of any investments, restricted payments or fundamental changes or the designation of any restricted subsidiaries or unrestricted subsidiaries in connection with a permitted acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing (a “Limited Condition Acquisition”), at the Borrower’s option, the relevant ratios and baskets shall be determined as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into and calculated as if the Limited Condition Acquisition and other pro forma events in connection therewith were consummated on such date; provided that if the Borrower has made such an election, in connection with determining whether the calculation of any ratio or basket with respect to the incurrence of any debt or liens, or the making of any investments, restricted payments, prepayments of subordinated debt, asset sales, fundamental changes or the designation of a restricted subsidiary or unrestricted subsidiary is permitted on or following such date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such acquisition is terminated, any such ratio shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated as if they occurred at the beginning of the applicable test period (other than for purposes of calculating any restricted payments capacity). For the avoidance of doubt, if any of such ratios are exceeded as a result of fluctuations in such ratio including due to fluctuations in Consolidated EBITDA of the Borrower or the person subject to such acquisition or investment, at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken.

Documentation:
The documentation for the Senior Credit Facilities will include, among other items, a credit agreement, guarantees and appropriate pledge, security, mortgage and other collateral documents (collectively, the “Financing Documentation”), all consistent with this Term Sheet. The Financing Documentation will contain such other terms as are usual and customary for credit facilities for comparably rated companies in a similar industry, consistent with the operational requirements of the Borrower and its subsidiaries in light of their size, cash flow, industry business, business practices and operations; it being understood and agreed that the Financing Documentation will give effect to the Limited Conditionality Provision and will contain customary representations and warranties, affirmative covenants, negative covenants, events of default and financial definitions, with basket sizes, exceptions and other modifications as shall be determined by the Lead Arrangers (in consultation with the Borrower) as well as customary EU bail-in provisions and Administrative Agent mechanics. The provisions of this paragraph are referred to as the “Documentation Principles.”

Guarantors:
The obligations of (a) the Borrower under the Senior Credit Facilities and (b) any Credit Party (as defined below) under any hedging agreements and under any treasury management arrangements entered into between such Credit Party and any counterparty that is a Lead Arranger, the Administrative Agent or a Lender (or any affiliate thereof) at the time such hedging agreement or treasury management arrangement is executed (collectively, the “Secured Obligations”) will be unconditionally guaranteed, on a joint and several basis, by each existing and subsequently acquired or formed wholly-owned domestic subsidiary of the Borrower (each a “Guarantor”; such guarantee being referred to as a “Guarantee”); provided that Guarantors will not include (i) any Excluded Subsidiaries (to be defined in a manner consistent with the Documentation Principles), (ii) any foreign subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended (any subsidiary described in this clause (ii), a “CFC”); (iii) any domestic subsidiary that has no material assets other than the capital stock of one or more foreign subsidiaries that are CFCs (any subsidiary described in this clause (iii), a “FSHCO”), (iv) any subsidiary that is directly or indirectly owned by a CFC or an FSHCO; (v) any unrestricted subsidiary, (vi) any domestic subsidiary to the extent prohibited or restricted by applicable law whether on the Closing Date or thereafter, or would require or be subject to any governmental authority or regulatory third party consent or approval, or would be prohibited or restricted by contract existing on the Closing Date or, with respect to subsidiaries acquired after the Closing Date, by contract existing when such subsidiary was acquired and not in contemplation of such acquisition, or resulting in material adverse tax consequences to the Borrower or any of its direct or indirect subsidiaries, as reasonably determined in writing by Borrower in consultation with the Administrative Agent, and (vii) any subsidiary where the Administrative Agent and the Borrower agree the cost of obtaining a guarantee by such subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby. All Guarantees shall be guarantees of payment and not of collection. The Borrower and the Guarantors are herein referred to as the “Credit Parties”.

Security:
The Secured Obligations will be secured by valid and perfected first priority (subject to certain customary exceptions satisfactory to the Administrative Agent and set forth in the Financing Documentation) security interests in and liens on all of the following (collectively, the “Collateral”):

(a) 100% of the equity interests of all present and future direct wholly-owned restricted subsidiaries of any Credit Party (other than the Borrower); provided that in the case of such direct subsidiary that is a CFC or a FSHCO, such pledge shall be limited to 66% of the voting equity interests and 100% of the non-voting equity interests of such subsidiary or such greater percentage as would not result in material adverse tax consequences to the Borrower, as reasonably determined by the Borrower in writing, in consultation with the Administrative Agent;

(b) All of (i) the tangible and intangible personal property and assets of the Credit Parties (including, without limitation, all equipment, inventory and other goods, accounts, licenses, contracts, intercompany loans, intellectual property and other general intangibles, deposit accounts, securities accounts and other investment property and cash) and (ii) all fee-owned real property interests with a value above a threshold to be agreed; and

(c) All products, profits and proceeds of the foregoing. Notwithstanding the foregoing, the Collateral shall not include (i) any leasehold interest in real property (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) any motor vehicles and other assets subject to certificates of title, (iii) all commercial tort claims below a threshold to be agreed, (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition or restriction, (v) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or regulatory third party unless such consent has been obtained) after giving effect to the applicable antiassignment provisions of the Uniform Commercial Code and other applicable laws, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition or restriction, (vi) margin stock, (vii) equity interests in any person other than wholly-owned restricted subsidiaries, to the extent requiring the consent of one or more third parties pursuant to the terms of any applicable organizational documents, joint venture agreement, shareholders’ agreement (after giving effect to the applicable antiassignment provisions of the Uniform Commercial Code), (viii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement permitted under the Financing Documentation to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (ix) any assets to the extent a security interest in such assets would result in material adverse tax consequences to the Borrower or any of its direct or indirect subsidiaries, as reasonably determined in writing by the Borrower in consultation with the Administrative Agent, (x) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral may be accomplished by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (xi) any intent to- use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (xii) accounts used solely as payroll and other employee wage and benefit accounts, tax accounts (including, without limitation, sales tax accounts) and any tax benefits, escrow accounts, fiduciary or trust accounts held for the benefit of third parties and any funds and other property held in or maintained in any such accounts, such account is in each case, only to the extent maintained solely for such purpose and (xiii) assets where the Administrative Agent and the Borrower agree the cost of obtaining a security interest in such assets are excessive in relation to the value afforded thereby, or if the granting of a security interest in such asset would be prohibited by applicable law. No actions in any non-U.S. jurisdiction shall be required in order to create or perfect any security interests in any assets located or titled outside of the U.S. (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction). All such security interests in personal property and all liens on real property will be created pursuant to, and will comply with, Financing Documentation reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing the requirements of the preceding paragraphs shall be subject to the Limited Conditionality Provision.

Final Maturity:
The final maturity of the Revolving Credit Facility will occur on the fifth anniversary of the Closing Date (the “Revolving Credit Maturity Date”) and the commitments with respect to the Revolving Credit Facility will automatically terminate on such date.

The final maturity of the Term Loan A Facility will occur on the fifth anniversary of the Closing Date (the “Term Loan A Maturity Date”).

Amortization:
The Term Loan A Facility will amortize in an amount equal to 5% of the original principal amount of the Term Loan A Facility in the first two years, 7.5% in the third and fourth years and 10% in the fifth year, in each case in equal installments, on a quarterly basis and with the remainder due on the Term Loan A Maturity Date.

Interest Rates and Fees:
Interest rates and fees in connection with the Senior Credit Facilities will be as specified in the Fee Letter and on Schedule I attached hereto.

Mandatory Prepayments:
Subject to the next paragraph, the Senior Credit Facilities will be required to be prepaid with:

(a) 100% of the net cash proceeds of the issuance or incurrence of debt (other than any debt permitted to be issued or incurred pursuant to the terms of the Financing Documentation) by the Borrower or any of its restricted subsidiaries; and

(b) 100% of the net cash proceeds of all asset sales, insurance and condemnation recoveries and other asset dispositions by the Borrower or any of its restricted subsidiaries (including the issuance by any such subsidiary of any of its equity interests to someone other than the Borrower or a subsidiary of the Borrower), subject to reinvestment provisions and baskets to be mutually agreed upon.

All such mandatory prepayments will be applied first, to prepay outstanding loans under the Term Loan A Facility and any Incremental Term Loans on a pro rata basis and second, to prepay outstanding loans under the Revolving Credit Facility with no permanent reduction in the commitment under the Revolving Credit Facility. All such mandatory prepayments of the Term Loan A Facility and any Incremental Term Loans will be applied to the remaining scheduled amortization payments in direct order of maturity.

Mandatory prepayments in clause (b) above shall be subject to customary limitations to the extent required to be made from cash at non-U.S. restricted subsidiaries, the repatriation of which would result in material adverse tax consequences to the Borrower or any of its direct or indirect subsidiaries (as reasonably determined by the Borrower in good faith) or would be prohibited or restricted by applicable law (including repatriation of any cash); provided that in the case of material adverse tax consequences, on or before the date on which any net cash proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments, the Borrower shall apply an amount equal to such net cash proceeds to such reinvestments or prepayments as if such amounts has been repatriated, less the amount of additional taxes that would have been payable or reserved against if such amount has been repatriated.

Any Lender may elect not to accept any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender (such amounts, “Declined Proceeds”) may be retained by the Borrower and its restricted subsidiaries.

Optional Prepayments and
Commitment Reductions:
Loans under the Senior Credit Facilities may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs). Any optional prepayment of the Term Loan Facility or any Incremental Term Loan Facility will be applied as directed by the Borrower to the remaining scheduled amortization payments (and absent such direction, in direct order of maturity thereof).

Conditions to Closing and
Initial Extensions of Credit:
The making of the initial extensions of credit under the Senior Credit Facilities will be subject solely to satisfaction of the conditions precedent set forth in the Conditions Annex.

Conditions to All Extensions
of Credit After the Closing
Date:
Each extension of credit under the Senior Credit Facilities after the Closing Date will be subject to satisfaction of the following conditions precedent: (a) all of the representations and warranties in the Financing

Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, or if such representation speaks as of an earlier date, as of such earlier date (subject to customary “Sungard” limitations to the extent the proceeds of any Incremental Term Loans or Revolving Facility Increase are being used to finance a permitted acquisition or other permitted investment), (b) no default or event of default under the Senior Credit Facilities shall have occurred and be continuing or would result from such extension of credit and (c) with respect to credit extensions under the Revolving Credit Facility only, the Borrower shall have minimum revolver availability of at least $50 million until the first calculation date following the receipt by the Administrative Agent and the Lenders of the financial information and related compliance certificate for the fourth full fiscal quarter after the Closing Date (subject to customary “Sungard” limitations to the extent the proceeds of any Incremental Term Loans or Revolving Facility Increase are being used to finance a permitted acquisition or other permitted investment).

Representations and
Warranties:
The following (which will be applicable to the Borrower and its restricted subsidiaries and will be subject to materiality thresholds and exceptions to be mutually agreed): organizational and legal status, financial statements; capital structure; organizational power and authority; no default; no conflict with laws or material agreements; enforceability; absence of material litigation, environmental regulations and liabilities; ERISA; necessary consents and approvals; compliance with all applicable laws and regulations including, without limitation, Regulations T, U and X, the Investment Company Act, the PATRIOT Act, environmental laws, FCPA, anti-corruption, anti-terrorism and anti-money laundering laws and OFAC; healthcare matters; payment of taxes and other obligations; ownership of properties; intellectual property; insurance; solvency; absence of any material adverse change (after the closing date); collateral matters including, without limitation, perfection and priority of liens; labor matters; and accuracy of disclosure.

Affirmative Covenants:
The following (which will be applicable to the Borrower and its restricted subsidiaries and will be subject to materiality thresholds and exceptions to be mutually agreed): use of proceeds; payment of taxes; continuation of business and maintenance of existence and rights and privileges; maintenance of all material contracts; necessary consents, approvals, licenses and permits; compliance with laws and regulations (including environmental laws, ERISA, the PATRIOT Act, FCPA, anti-corruption, anti-terrorism and antimoney laundering laws and OFAC); healthcare matters; maintenance of property and insurance (including hazard and business interruption insurance); maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; financial and collateral reporting (including annual audited and quarterly unaudited financial statements (in each case, accompanied by covenant compliance certificates and management discussion and analysis) and subsidiary level income statements and balance sheets on a quarterly basis until the first calculation date following the receipt by the Administrative Agent and the Lenders of the financial information and related compliance certificate for the fourth full fiscal quarter after the Closing Date, and annual updated budgets); management letters; additional Guarantors and Collateral; other collateral matters; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Negative Covenants:
The following (which will be applicable to the Borrower and its restricted subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): limitation on debt (including disqualified equity interests); limitation on liens; limitation on negative pledges; limitation on loans, advances, acquisitions and other investments; limitation on dividends, distributions, redemptions and repurchases of equity interests; limitation on fundamental changes and asset sales and other dispositions (including, without limitation, sale-leaseback transactions); limitation on prepayments, redemptions and purchases of subordinated and other junior debt; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in line of business, fiscal year and accounting practices; and limitation on amendment of organizational documents and junior debt documents.

Unrestricted Subsidiaries:
Subsidiaries may be permitted to be designated as “unrestricted” after the closing of the Senior Credit Facilities, and re-designated as “restricted”, subject to customary terms and conditions including without limitation: (a) no default or event of default exists or would exist immediately after giving effect thereto, (b) each subsidiary to be designated as “unrestricted” and its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any debt pursuant to which the lender thereof has recourse to any of the assets of Borrower or any restricted subsidiary, (c) the value of and investments in such subsidiary will constitute investments, (d) designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any debt, investments and/or liens of such subsidiary existing at such time, (e) all financial covenants would be satisfied on a pro forma basis after giving effect to such designation, (f) no restricted subsidiary may be designated as an unrestricted subsidiary if it was previously designated an unrestricted subsidiary or if it is a restricted subsidiary for purposes of any subordinated indebtedness or senior notes and (g) other terms and conditions to be agreed.

Financial Covenants:
(a) Maximum Total Leverage Ratio of 3.00 to 1.00; and

(b) Minimum Fixed Charge Coverage Ratio of 3.50 to 1.00, with steps up to 3.75 to 1.00 beginning the fifth full fiscal quarter after the Closing Date and 4.00 to 1.00 beginning the seventh full fiscal quarter after the Closing Date and thereafter.

(c) The financial covenants will apply to the Borrower and its restricted subsidiaries on a consolidated basis, with definitions, opening levels, step-ups or step-downs (as applicable) to be mutually agreed upon, but in any event “Fixed Charge Coverage Ratio” shall be generally defined as Consolidated EBITDA less (i) capital expenditures and (ii) certain restricted payments to the sum of (A) consolidated interest expense and (B) scheduled installments of principal.

(d) “Consolidated EBITDA” shall be generally defined in a to be mutually agreed and shall include, without limitation and duplication, add-backs for (1) remediation costs, restructuring and other acquisition integration related costs and other addbacks to be agreed, in aggregate of up to 15% of Consolidated EBITDA for any four quarter period and (2) noncash compensation charges, including any such charges arising from stock options, restricted stock grants and other equity incentive programs; provided that Consolidated EBITDA for the four quarter period ending on (a) the last day of the first full fiscal quarter following the Closing Date shall be deemed to be Consolidated EBITDA for such fiscal quarter multiplied by four, (b) the last day of the second full fiscal quarter following the Closing Date shall be deemed to be Consolidated EBITDA for the two-fiscal quarter period ending on such date multiplied by two, (c) the last day of the third full fiscal quarter following the Closing Date shall be deemed to be Consolidated EBITDA for the three-fiscal quarter period ending on such date multiplied by 4/3 and (d) the last day of the fourth full fiscal quarter following the Closing Date and thereafter shall be deemed to be Consolidated EBITDA calculated on a LTM basis.

Events of Default:
The following (with materiality thresholds, exceptions and cure periods to be mutually agreed): non-payment of principal when due; non-payment of interest or other amounts after a customary five business day grace period; inaccuracy of any representation or warranty in any material respect; non-performance of covenants and obligations with customary grace periods; cross-default and crossacceleration to debt for borrowed money in an amount to be agreed; change of control; bankruptcy or insolvency; impairment of security; ERISA; material judgments; and actual or asserted invalidity or unenforceability of any Financing Documentation or liens securing obligations under the Financing Documentation.

Defaulting Lender Provisions,
Yield Protection and Increased
Costs:
Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, cash collateralization for Letters of Credit or Swingline Loans in the event any lender under the Revolving Credit Facility becomes a Defaulting Lender (as such term shall be defined in the Financing Documentation, including for the avoidance of doubt, EU Bail-In provisions), changes in capital adequacy and capital requirements or their interpretation (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd- Frank Wall Street Reform and Consumer Protection Act and all request, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented), illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Assignments and
Participations:
(a) Revolving Credit Facility: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to Eligible Assignees (to be defined in the Financing Documentation) in respect of the Revolving Credit Facility in a minimum amount equal to $5 million.

(b) Term Loan Facility: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to Eligible Assignees in respect of the Term Loan Facility and any Incremental Term Loan in a minimum amount equal to $1 million.

(c) Consents: The consent of the Borrower will be required for any assignment unless (i) a payment or bankruptcy Event of Default has occurred and is continuing, (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Financing Documentation) or (iii) the assignment is made in connection with the primary syndication of the Senior Credit Facilities and during the period commencing on the Closing Date and ending on the date that is 90 days following the Closing Date; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 business days after having received notice thereof. The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility or an unfunded commitment under the Term Loan Facility, to an entity that is not a Lender with a commitment in respect of the applicable Facility, an affiliate of such Lender or an Approved Fund and (ii) in respect of the Term Loan Facility or any Incremental Term Loan Facility, to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Issuing Bank and the Swingline Lender will be required for any assignment under the Revolving Credit Facility. Participations will be permitted without the consent of the Borrower or the Administrative Agent.

(d) No Assignment or Participation to Certain Persons. Except as set forth in clause (e) below, no assignment or participation may be made to natural persons, Disqualified Institutions, the Borrower or any of its affiliates or subsidiaries; provided that the list of Disqualified Institutions may be posted or otherwise disclosed to all Lenders. No assignments may be made to any Defaulting Lender.

(e) Borrower Buybacks. The Borrower and its subsidiaries will be permitted to purchase term loans from the Lenders pursuant to Dutch auction procedures to be mutually and reasonably agreed, so long as all purchased debt is immediately and automatically extinguished upon purchase thereof and, in addition, subject to (A) no continuing default or event of default and (B) no proceeds of the Revolving Credit Facility being used to consummate such purchase. Neither the Borrower nor any of its affiliates shall be required to make a representation, as of the date of any such purchase, that it is not in possession of material nonpublic information with respect to the Borrower or its subsidiaries or their respective securities in connection with such purchase of loans and all parties to the relevant transactions shall render customary “big-boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Financing Documentation.

Required Lenders:
On any date of determination, those Lenders who collectively hold more than 50% of the outstanding loans and unfunded commitments under the Senior Credit Facilities, or if the Senior Credit Facilities have been terminated, those Lenders who collectively hold more than 50% of the aggregate outstandings under the Senior Credit Facilities (the “Required Lenders”); provided that if any Lender shall be a Defaulting Lender (to be defined in the Financing Documentation) at such time, then the outstanding loans and unfunded commitments under the Senior Credit Facilities of such Defaulting Lender shall be excluded from the determination of Required Lenders.

Amendments and Waivers:
Amendments and waivers of the provisions of the Financing Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest, fees or other amounts, (iii) extensions of scheduled maturities or times for payment, (iv) reductions in the voting percentages and (v) except with respect to an extension made pursuant to the following paragraph, any pro rata sharing provisions, (b) the consent of all Lenders will be required with respect to releases of all or substantially all of the value of the Collateral or Guarantees and (c) the consent of the Lenders holding more than 50% of the outstanding loans and unfunded commitments under the Revolving Credit Facility shall be required to approve any amendment, waiver or consent for the purpose of satisfying a condition precedent to borrowing under the Revolving Credit Facility that would not be satisfied but for such amendment, waiver or consent.

On or before the final maturity date of each of the Senior Credit Facilities, the Borrower shall have the right to extend the maturity date of all or a portion of the Facilities with only the consent of the Lenders whose loans or commitments are being extended, and otherwise on terms and conditions to be mutually agreed by the Administrative Agent and the Borrower (which may include an increase in the interest rate and/or fees for Lenders providing the extension); it being understood that each Lender under the tranche the maturity date of which is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche.

The Financing Documentation will permit amendments thereof without the approval or consent of the Lenders to effect a permitted “repricing transaction” (i.e., a transaction in which any tranche of loans is refinanced with a replacement tranche of loans, or is modified with the effect of, bearing a lower rate of interest) other than any Lender holding loans subject to such “repricing transaction” that will continue as a Lender in respect of the repriced tranche of loans or modified loans.

The Financing Documentation will contain “yank-a-bank” provisions as are usual and customary for financings of this kind.

Indemnification:
The Credit Parties will indemnify the Lead Arrangers, the Administrative Agent, each of the Lenders and their respective affiliates, partners, directors, officers, agents, representatives and advisors (each, an “Indemnified Person”) and hold them harmless from and against all liabilities, damages, claims, costs and expenses (including reasonable and documented fees, disbursements, settlement costs and other charges of one primary legal counsel (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, another firm of counsel for such affected Indemnified Person) and one local counsel in each relevant jurisdiction, in each case, on behalf of the Administrative Agent and all Lenders (the “Agreed Counsel”)) relating to the Transactions or any transactions related thereto and the Borrower’s use of the loan proceeds or the commitments; provided that no Indemnified Person will have any right to indemnification for any of the foregoing to the extent resulting from the gross negligence, material breach in bad faith or willful misconduct of the Financing Documentation by, the relevant Indemnified Person or any of its affiliates or their respective partners, directors, officers, employees, agents, advisors or other representatives as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the Indemnified Persons (other than claims against the Administrative Agent or a Lead Arranger in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under any Senior Credit Facility and other than any claims arising out of any act or omission of the Borrower or any of its affiliates); provided that the Borrower shall not be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an Indemnified Person to a third party and required to be indemnified pursuant to the indemnification provisions).

Expenses:
The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented fees and expenses of Agreed Counsel) of the Administrative Agent and the Lead Arrangers (in accordance with Conditions Annex for payments on the Closing Date, and thereafter not later than 10 business days following written demand therefor) associated with the syndication of the Senior Credit Facilities and the preparation, negotiation, execution, delivery and administration of the Financing Documentation and any amendment or waiver with respect thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented fees and expenses of Agreed Counsel) of the Administrative Agent and each of the Lenders within 30 days following written demand therefor (together with backup documentation supporting such reimbursement request) in connection with the enforcement of the Financing Documentation or protection of rights thereunder.

Governing Law; Exclusive
Jurisdiction and Forum:
The Financing Documentation will provide that each party thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment). New York law will govern the Financing Documentation, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Waiver of Jury Trial and
Punitive and Consequential
Damages:
All parties to the Financing Documentation shall waive the right to trial by jury and the right to claim punitive or consequential damages.

Counsel for the Lead Arrangers
and the Administrative Agent:
Cahill Gordon & Reindel LLP.

SCHEDULE I

INTEREST AND FEES

Interest:
At the Borrower’s option, loans (other than Swingline Loans) will bear interest based on the Base Rate or LIBOR, as described below:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as described below). The “Base Rate” is defined as the highest of (a) the greater of 0% and the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) the daily LIBOR (as defined below) for a one month Interest Period (as defined below) plus 1%. Interest shall be payable quarterly in arrears on the last day of each calendar quarter and (i) with respect to Base Rate Loans based on the Federal Funds Rate and LIBOR, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days. Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”. Base Rate Loans will be made on one business day’s notice and will be in minimum amounts to be agreed upon.

B.     LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three or six months (or twelve months if available and agreed to by all relevant Lenders) as selected by the Borrower and will be at an annual rate for Eurocurrency deposits for the corresponding deposits of U.S. dollars appearing on Reuters Screen LIBOR01 Page (“LIBOR”) plus the applicable Interest Margin (as described below). LIBOR will be determined by the Administrative Agent at the start of each Interest Period and, other than in the case of LIBOR used in determining the Base Rate, will be fixed through such period. Interest will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, every three months, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any) and in no event shall be less than 0%. Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”.

LIBOR Rate Loans will be made on three business days’ prior notice and, in each case, will be in minimum amounts to be agreed upon.

Swingline loans will bear interest at the Base Rate plus the applicable Interest Margin.

Default Interest:
Any principal or interest payable under or in respect of the Senior Credit Facilities not paid when due shall bear interest at the applicable interest rate plus 2% per annum. Other overdue amounts shall bear interest at the interest rate applicable to Base Rate Loans plus 2% per annum.

Interest Margins:
The applicable interest margins (the “Interest Margins”) will be determined in accordance with the Pricing Grid set forth below.

Commitment Fee:
A commitment fee (the “Commitment Fee”) will accrue on the unused amounts of the commitments under the Revolving Credit Facility, with exclusions for Defaulting Lenders. Swingline loans will, for purposes of the Commitment Fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility. Such Commitment Fee will determined in accordance with the Pricing Grid set forth below. All accrued Commitment Fees will be fully earned and due and payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders under the Revolving Credit Facility and will accrue from the Closing Date.

Letter of Credit Fees:
The Borrower will pay to the Administrative Agent, for the account of the Lenders under the Revolving Credit Facility, letter of credit participation fees equal to the Interest Margin for LIBOR Rate Loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding Letters of Credit.

Other Fees:
The Lead Arrangers and the Administrative Agent will receive such other fees as will have been agreed in a fee letter among them and the Borrower.

Pricing Grid:
The applicable Interest Margins and the Commitment Fee with respect to the Revolving Credit Facility shall be based on the Total Leverage Ratio pursuant to the following grid:

Level	Total Leverage Ratio	Interest Margin for LIBOR Rate Loans	Interest Margin for Base Rate Loans	Commitment Fee
I	Less than 1.00 to 1.00	1.50%	0.50%	0.20%
II	Greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00	1.75%	0.75%	0.25%
III	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	2.00%	1.00%	0.30%
IV	Greater than or equal to 2.50 to 1.00	2.25%	1.25%	0.35%

The applicable Interest Margins and the Commitment Fee shall be based on Level IV of the Pricing Grid until the first calculation date following the receipt by the Administrative Agent and the Lenders of the financial information and related compliance certificate for the fourth full fiscal quarter after the Closing Date.

ANNEX B

$400 MILLION
SENIOR SECURED CREDIT FACILITIES

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the
Commitment Letter to which this Annex is attached or in Annex A to the Commitment Letter

Closing and the making of the initial extensions of credit under the Senior Credit Facilities will be subject to the satisfaction, or waiver by the Lead Arrangers, of the following conditions precedent:

1.     The Financing Documentation, which shall be consistent, in each case, with the Commitment Documents, will have been executed and delivered to the Lead Arrangers, and the Administrative Agent shall have received customary legal opinions, customary evidence of authorization, copies of organizational documents, customary insurance certificates, customary good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party) and a customary officer’s certificate. In no event, shall the Closing Date occur prior to January 2, 2017.

2.     Subject in all respects to the Limited Conditionality Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

3.     Since the date hereof, there shall not have occurred any event, change, circumstance, development, state of facts, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement).

4.     The Lead Arrangers will have received, in form and substance reasonably satisfactory to the Lead Arrangers, true and correct fully-executed copies of documentation for the Acquisition and other aspects of the Transactions, including the Stock and Asset Purchase Agreement executed in connection with the Acquisition and all exhibits and schedules thereto (the “Acquisition Agreement”) (it being understood and agreed that the copy of the Acquisition Agreement delivered via email to the Commitment Parties from Daniel Rees of Latham & Watkins LLP at 7.27 AM (Eastern) on October 6, 2016 (including the exhibits thereto to the extent so provided) is reasonably satisfactory to the
Lead Arrangers). The final Transition Services Agreement shall be satisfactory to the Lead Arrangers (it being understood and agreed that the copy of the Transition Services Agreement delivered via email to the Commitment Parties from Daniel Rees of Latham & Watkins LLP at 5.11 AM (Eastern) on October 6, 2016 is reasonably satisfactory to the Lead Arrangers). The Acquisition shall be consummated substantially concurrently with the initial funding of the Senior Credit Facilities in accordance with the Acquisition Agreement without giving effect to any waiver, modifications or consent thereunder that is materially adverse to the interests of the Lenders or the Lead Arrangers (in their capacities as such); it being understood that (a) any increase in the purchase price of, or consideration for, the Acquisition shall be deemed to be materially adverse unless funded solely by the issuance by Borrower of common equity or otherwise approved by the Lead Arrangers, (b) any decrease in the purchase price of, or consideration for, the Acquisition of not more than 10% is not materially adverse to the interests of Lenders so long as such purchase price decrease is applied to reduce the amount of the Term Loan A Facility, (c) any change in the third party beneficiary rights applicable to the Lead Arrangers and the Lenders or the governing law shall be deemed to be materially adverse to the interests of the Lenders unless approved by the Lead Arrangers and (d) any amendment, waiver or consent in respect of the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lenders.

5.     The Lead Arrangers shall have received:

(a)     with respect to the Borrower and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date (it being understood that the Lead Arrangers hereby acknowledge receipt of all audited financial statements for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015) and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date (it being understood that the Lead Arrangers hereby acknowledge receipt of all unaudited financial statements for the fiscal quarters ended March 31, 2016 and June 30, 2016;

(b)     with respect to the Acquired Company and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the two most recently completed fiscal years ended at least 90 days prior to the Closing Date and nine-month period ending September 30, 2016; provided that the financial statements for the nine-month period ending on September 30, 2016 may be unaudited but shall be reviewed by Deloitte & Touche LLP as part of their ongoing “Quality of Earnings” report (it being understood that the Lead Arrangers hereby acknowledge receipt of all audited financial statements for the fiscal years ended December 31, 2014 and December 31, 2015) and (ii) unaudited consolidated balance sheets and related consolidated statements of income for each interim fiscal quarter in 2017 ended since the last audited financial statements and at least 45 days prior to the Closing Date;

(c)     a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower for the most recently ended fiscal quarter or fiscal year, as applicable, for which financial statements are required to be provided under clause (a) and clause (b) above, prepared after giving pro forma effect to each element of the Transactions as if the Transactions had occurred on the last day of such four quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting; and (d) a certificate from the chief financial officer of the Borrower substantially in the form attached as Annex C, certifying that after giving pro forma effect to each element of the Transactions the Borrower and its subsidiaries (on a consolidated basis) are solvent.

6.     Immediately following the Transactions, neither the Borrower nor any of its subsidiaries shall have any indebtedness or preferred equity other than (i) the Facilities as set forth in the Commitment Letter, (ii) any indebtedness of the Acquired Company and its subsidiaries permitted to be outstanding under the Acquisition Agreement and (iii) any other indebtedness that the Lead Arrangers and the Credit Parties may agree to.

7.     The Lead Arrangers shall have received, at least 3 business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested in writing at least 10 business days prior to the Closing Date.

8.     The Lead Arrangers shall have been afforded a period of at least 15 consecutive calendar days after receipt of a customary confidential information memoranda (it being understood and agreed that such information shall not include any information customarily delivered by an investment bank in the preparation of such confidential information memoranda) to be used in connection with the syndication of the Senior Credit Facilities (such confidential information memorandum, together with the information described under clauses (a), (b) and (c) of this paragraph 5, the “Required Bank Information”) (it being understood and agreed that for the avoidance of doubt the provision of any information described in clauses (a), (b) and (c) of paragraph 5 above after the initial delivery of the Required Bank Information shall not result in the “restart” of the Marketing Period); provided such period shall not include any date from November 23, 2016 through and including November 27, 2016, and if such period has not ended on or before December 19, 2016, it shall not commence before January 3, 2017. If you shall in good faith reasonably believe that you have delivered the Required Bank Information, you may deliver to the Lead Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such Required Bank

Information on the date specified in such notice and the Marketing Period shall be deemed to have commenced on the date specified in such notice, unless the Lead Arrangers in good faith reasonably believe that you have not completed delivery of such Required Bank Information and, within three business days after its receipt of such notice from you, the Lead Arrangers deliver a written notice to you to that effect (stating with specificity what Required Bank Information you have not delivered).

9.     To the extent invoices are delivered at least three business days prior to the Closing Date, all fees and expenses due to the Lead Arrangers, the Administrative Agent and the Lenders required to be paid on the Closing Date (including the fees and expenses of counsel for the Lead Arrangers and the Administrative Agent) will have been paid.

10.     The Specified Representations and the Specified Acquisition Agreement Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) on the Closing Date (unless such Specified Representations relate to an earlier date, in which case, such Specified Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of such earlier date).

ANNEX C
SOLVENCY CERTIFICATE

[____], 20[ ]

Pursuant to Section [_] of Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [_________], the undersigned [chief financial officer] [other officer with equivalent duties] of the Borrower hereby certify as of the date hereof, solely on behalf of the Borrower and not in its individual capacity and without assuming any personal liability whatsoever, that:

1.I am familiar with the finances, properties, businesses and assets of the Borrower and its Subsidiaries. I have reviewed the Loan Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor. I have also reviewed the consolidated financial statements of the Borrower and its Subsidiaries, including projected financial statements and forecasts relating to income statements and cash flow statements of the Borrower and its Subsidiaries.

2.On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries (on a consolidated basis) (a) have assets with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value greater than the amount that will be required to pay their liability on their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital.

All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Credit Agreement.

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IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

ICU MEDICAL, INC.
By: __________________________
Name:
Title: